For the period ended 12/31/2006                    Series 22, 23, 24
File No. 811-7852

Sub-Item 77C:  Submission of matters to a vote of security holders
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The definitive  Proxy Statement used in connection with  USAA  Mutual Fund, Inc.
Special Meeting of Shareholders on July 19, 2006 was filed with the Securities and Exchange Commission on May 26, 2006 and is hereby incorporated by reference.

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The following  proposals and voting results pertain to one or more series within
USAA Mutual Fund, Inc. (the Company). Shareholders of record on May 26, 2006 were entitled to vote on the proposals shown below. Votes shown for proposal 1 are for the entire series of the Company. Votes shown for proposal 2 are for each individual series. All proposals were approved by the shareholders.

PROPOSAL 1
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         Proposal to re-elect Directors:

                                                                  VOTES
         DIRECTORS                          VOTES FOR             WITHHELD
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         Richard A. Zucker                  3,210,416,576        101,025,630

         Barbara B. Dreeben                 3,205,552,151        105,890,055

         Robert L. Mason, Ph.D.             3,210,691,692        100,750,514

         Michael F. Reimherr                3,212,057,600         99,384,606

         Christopher W. Claus               3,209,754,156        101,688,050


PROPOSAL 2
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         Proposal to approve plans of reorganization:

                             NUMBER OF SHARES VOTING

                                                     FOR          AGAINST      ABSTAIN     BROKER NON-VOTE
      USAA Extended Market Index Fund             10,009,598      218,526       108,308       2,012,068
      USAA Nasdaq-100 Index Fund                  14,031,622      469,136       190,261       1,907,190
      USAA S&P 500 Index Fund(Member Shares)      72,526,678    1,819,961     1,576,470       4,566,707
      USAA S&P 500 Index Fund(Reward Shares)      24,800,321      303,060       401,210       2,422,275
